Exhibit 10.45

FOURTH AMENDMENT TO OFFICE BUILDING LEASE

This FOURTH AMENDMENT TO OFFICE BUILDING LEASE (“Amendment”) is made and entered into as of January 18, 2011, by and between PARK LAKE APARTMENTS, L.P., a California limited partnership (“Landlord”) and RIMINI STREET, INC., a Nevada corporation (“Tenant”).

RECITALS:

A.          WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Office Building Lease dated as of September 2006 (“Original Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord Suite 246, consisting of approximately 1,794 rentable square feet and located on the second floor (“Original Premises”) of the building located at 6601 Koll Center Parkway, Pleasanton, California (“Building”);

B.          WHEREAS, the Original Lease was amended by that certain First Amendment to Office Building Lease dated as of October 2007 (“First Amendment”) pursuant to which, among other things, Landlord leased to Tenant, Suite 350, consisting of approximately 5,766 rentable square feet and located on the third floor (“Replacement Premises”) of the Building, in lieu of the Original Premises;

C.          WHEREAS, the Original Lease was further amended by that certain Second Amendment to Office Building Lease dated as of May 2009 (“Second Amendment”, together with the First Amendment and Original Lease, as amended, is referred to herein as the “Lease”) pursuant to which, among other things: (i) the Renewal Term was extended by the Second Renewal Term; and (ii) Landlord additionally leased to Tenant and Tenant additionally leased from Landlord approximately 6,337 rentable square feet of space on the third floor of the Building (“Expansion Premises”, together with the Replacement Premises is referred to herein as the “Existing Premises”) as of the Second Renewal Term Commencement Date;

D.          WHEREAS, the Original Lease was further amended by that certain Third Amendment to Office Building Lease dated as of October 2009, whereby, among other things: (i) the Renewal Term was extended by the Third Renewal Term; and (ii) Landlord additionally leased to Tenant and Tenant additionally leased from Landlord approximately 10,852 rentable square feet of space adjacent to the Existing Premises of the Building (“Second Expansion Premises”) as of the Third Renewal Term Commencement Date.

E.          WHEREAS, the Third Renewal Term Commencement Date did not occur on the date anticipated in the Third Amendment and the Base Rent tables in the Third Amendment contained scriveners errors and the parties desire to memorialize such matters and correct such errors, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Recitals. The foregoing recitals are incorporated herein by this reference.

2.          Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

3.          Effective Date. The effective date of this Amendment shall be upon the mutual execution and delivery of this Amendment by Landlord and Tenant (“Effective Date”).

4.          Third Renewal Term. The parties agree that the Third Renewal Commencement Date was December 1, 2009. As such, the Third Renewal Term expires on November 30, 2014.

5.          Second Expansion Premises and Existing Premises Base Rent.

(a)          As of the Third Renewal Term Commencement Date, the monthly Base Rent for the Second Expansion Premises shall be as follows:

Period of the Third Renewal Term	Monthly Rental Rate Per Rentable Square Foot	Monthly Base Rent for the Second Expansion Premises
December 1, 2009 – January 31, 2010	$0.00	$0.00
February 1, 2010 – April 30, 2010	$0.96	$10,417.92
May 1, 2010 – November 30, 2010	$1.92	$20,835.84
December 1, 2010 – November 30, 2011	$1.97	$21,378.44
December 1, 2011 – November 30, 2012	$2.02	$21,921.04
December 1, 2012 – November 30, 2014	$2.07	$22,463.64

(b)          The monthly Base Rent for the Existing Premises shall be the same as is set forth in the Second Amendment, provided, however, commencing on September 1, 2013 and thereafter through the end of the Third Renewal Term, the monthly Base Rent for the Existing Premises shall be as follows:

Period of the Third Renewal Term	Monthly Rental Rate Per Rentable Square Foot	Monthly Base Rent for the Existing Premises
September 1, 2013 – November 30, 2014	$2.07	$25,053.21

Sections 6(a) and (b) of the Third Amendment are superseded in their entirety by Sections 5(a) and (b) above.

6.          Express Changes Only. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect and shall be incorporated herein.

7.          Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent, other than Colliers International, acting in its dual capacity on behalf of Landlord and Tenant. Landlord shall pay Colliers International pursuant to a separate written agreement. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorneys’ fees and costs.

8.          Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument. The execution of facsimiles of this Amendment shall be binding on the parties hereto.

9.          Entire Agreement. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party, or by any agent, employee, or other representative of either party, pertaining to the subject matter of this Amendment which have not been incorporated into this Amendment. This Amendment shall not be modified, changed, terminated, amended, superseded, waived, or extended except by a written instrument executed by the parties hereto.

[SIGNATURE PAGE ATTACHED]

LANDLORD:

PARK LAKE APARTMENTS, L.P.,
a California limited partnership

By:	/s/ Carlo Zocchi
Name:	Carlo Zocchi
Its:	General Partner

TENANT:

RIMINI STREET, INC.,
a Nevada corporation

By:	/s/ Thomas Shay
Name:	Thomas Shay
Its:	E.V.P. Operations